Exhibit 14.

COMMERCIAL FEDERAL CORPORATION AND

COMMERCIAL FEDERAL BANK

CODE OF ETHICS AND CONDUCT

FOR SENIOR FINANCIAL OFFICERS

Commercial Federal Corporation and all its subsidiaries (collectively referred to as “Commercial Federal”) will uphold the highest degree of ethical and legal standards and moral values in the conduct of its business. In pursuit of this standard of ethics and conduct, the CEO and senior financial officers pledge to exercise their responsibilities and duties with the integrity and loyalty that should characterize all Commercial Federal business activities.

Commercial Federal has adopted a comprehensive Code of Ethics and Conduct applicable to all employees. In addition to that Code, the CEO and senior financial officers shall be subject to certain additional specific ethical standards that are intended to promote:

•	honest and ethical conduct consistent with the role of a senior executive,

•	full, fair, accurate, timely and understandable disclosures,

•	compliance with applicable laws, rules and regulations,

•	prompt internal reporting of code violations, and

•	accountability for code adherence.

Commercial Federal expects all its officers, and especially those bound by this code, to:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

•	Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

•	Comply with rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

•	Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one’s work will not be used for personal advantage.

•	Share knowledge and maintain skills important and relevant to constituents’ needs.

•	Proactively promote ethical behavior as a responsible partner among peers, in the work environment and the community.

•	Achieve responsible use of and control over all assets and resources employed or entrusted.

A.	The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by Commercial Federal with the SEC, the Federal Reserve and the primary federal banking regulators of Commercial Federal’s subsidiaries. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of Commercial Federal’s internal Disclosure Committee any material information of which he or she may become aware that could affect the disclosures made by Commercial Federal in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities.

B.	The CEO and each senior financial officer shall promptly bring to the attention of Commercial Federal’s General Counsel, Director of Internal Audit, Director of Human Resources, internal Disclosure Committee and/or independent Audit Committee, as appropriate, any information he or she may have concerning:

1.	Significant deficiencies in the design or operation of internal controls which could adversely affect Commercial Federal’s ability to record, process, summarize and report financial data;

2.	Fraud, whether or not material, that involves management or other employees who have a significant role in Commercial Federal’s financial reporting, disclosures or internal controls;

3.	Any information he or she may have concerning any violation, or suspected violation, of Commercial Federal’s Code of Ethics and Conduct by any employee who has a significant role in Commercial Federal’s financial reporting, disclosures or internal controls;

4.	Evidence of a material violation of securities or banking laws, rules or regulations or of other laws, rules or regulations applicable to Commercial Federal and the operation of its business, by Commercial Federal or any agent thereof; or

5.	Any material transaction or relationship that he or she becomes aware of that reasonably could be expected to give rise to an actual or apparent conflict of interest between a senior financial officer of Commercial Federal and Commercial Federal itself.

REPORTING OF VIOLATIONS

As identified, Commercial Federal’s General Counsel, Director of Internal Audit, Director of Human Resources, internal Disclosure Committee and/or independent Audit Committee shall be responsible for reviewing/investigating allegations reported to them and determining whether there are confirmed violations of this Code of Ethics and Conduct, including a report on the final disposition of the matter. All reported violations or suspected violations will be reported to the Audit Committee of the Board.

WHISTLEBLOWER PROTECTION

Commercial Federal shall not discharge, demote, suspend, threaten, harass, or in any manner discriminate against any employee or the terms or conditions of employment based on any lawful action of such employee, as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

DISCLOSURE REQUIREMENTS

Consistent with the requirements of Section 406 of the Sarbanes-Oxley Act of 2002, Commercial Federal will make this Code publicly available through one or more of the acceptable methods.

CERTIFICATION:

The undersigned certifies reading this Code of Ethics and Conduct, understanding its intent and pledging to comply with the requirements and expectations of the Code of Ethics and conduct for Senior Financial Officers.

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